Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net income increased by $121 thousand, or 4.3%, to $3.0 million for the twelve month period ended June 30, 2015

•	Net interest income increased by $747 thousand, or 5.9%, to $13.4 million for the twelve months ended June 30, 2015

•	Total loans increased by 1.6% and assets increased by 5.6% during the twelve month period ended June 30, 2015

Minerva, Ohio— August 10, 2015 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $762 thousand for the fourth fiscal quarter of 2015, a decrease of $21 thousand, or 2.7%, from the same period last year and an increase of $130 thousand from the previous quarter of March 31, 2015. Earnings per share for the fourth fiscal quarter of 2015 were $0.28 compared to $0.29 for the same period last year.

For the twelve months ended June 30, 2015, net income was $3.0 million compared to $2.8 million for the same period last year. Basic earnings per share for the fiscal year-to-date period was $1.09 compared to $1.05 for the same period last year. Return on average assets and return on average equity for the twelve months ended June 30, 2015 were 0.75% and 7.15% compared to 0.77% and 7.44%, respectively, for the same period last year.

Assets at June 30, 2015 totaled $404.0 million, an increase of $21.5 million, or 5.6%, from June 30, 2014. Loans increased by $3.6 million, available-for-sale and held-to-maturity securities increased by $11.4 million and deposits increased by $19.1 million. The increase in deposits is primarily from new business and public fund customer relationships stemming from increased successful calling efforts.

Ralph J. Lober, President and Chief Executive Officer, stated, “We are pleased that our core earning of net interest income and noninterest income saw marked improvement during a year of continued margin pressures. While this year’s balance sheet and income growth is a result of improved sales processes and cross-departmental referral activity, we expect the new business lending centers in Stow and Wooster, Ohio to provide consistent commercial loan and deposit growth as well as noninterest income opportunities. The investments we have made during the last two quarters will allow us to add earning assets while providing our customers with consultative banking services. Our business development efforts now encompass Stark, Carroll, Columbiana, Summit, Wayne, Portage, and Cuyahoga counties within Ohio.”

Net interest income for the fourth fiscal quarter of 2015 increased by $186 thousand compared to the same period last year, with interest income increasing by $170 thousand and interest expense decreasing by $16 thousand. The net interest margin was 3.85% for the current quarter ended June 30, 2015, 3.79% for the previous quarter ended March 31, 2015 and was 3.89% for the same period last year. The Corporation’s yield on average interest-earning assets was 4.09% for the three months ended June 30, 2015, a decline from 4.17% for the same period last year. The Corporation’s cost of funds decreased to 0.34% for the three months ended June 30, 2015 from 0.38% for the same period last year.

Net interest income for the twelve months ended June 30, 2015 increased by $747 thousand, or 5.9%, from the same period last year, with interest income increasing by $701 thousand and interest expense decreasing by $46 thousand. The net interest margin was 3.81% for the current fiscal year-to-date period compared with 3.86% for the same period last year.

Other income increased by $52 thousand, or 7.5%, to $742 thousand for the fourth quarter of fiscal year 2015 compared with $690 thousand for the same period last year. Gains from the sale of securities increased by $29 thousand and gains from the sale of mortgage loans increased by $22 thousand from the same period last year.

Other income totaled $3.0 million for the twelve months ended June 30, 2015 compared with $2.8 million for the same period last year. Other income for the current year included a $160 thousand gain from the sale of securities compared with a $49 thousand gain for the prior fiscal year-to-date period. Excluding the securities gains, non-interest income increased by $102 thousand, or 3.8%, primarily as a result of a $106 thousand increase in gains from the sale of mortgage loans.

Other expenses increased $128 thousand, or 4.4%, for the fourth fiscal quarter of 2015 from the same period last year. For the year-to-date period, other expenses increased by $594 thousand, or 5.1%, from the same period last year. The increase in other expenses for the year-to-date period was primarily the result of higher salaries and employee benefit expenses combined with increased occupancy expenses.

Non-performing loans were $2.3 million at June 30, 2015, compared with $0.7 million at March 31, 2015 and $2.0 million at June 30, 2014. Non-performing loans increased from March 31, 2015 as a result of placing a commercial real estate credit with a recorded investment of $1.9 million on non-accrual. This credit is secured by two owner-occupied commercial real estate properties and a residential real estate property and was placed on non-accrual due to legal difficulties experienced by the borrower which has resulted in the initiation of foreclosure proceedings. The allowance for loan losses (ALLL) as a percent of total loans at June 30, 2015 was 1.06% and net charge-offs to total loans were 0.18% for the twelve month period ended June 30, 2015 compared with an ALLL to loans ratio of 1.07% and a net charge-off ratio of 0.15% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and two loan production offices in Carroll, Columbiana, Stark, Summit and Wayne counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; the nature, extent, and timing of government and regulatory actions; credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)	Three Month Period Ended		Twelve Month Period Ended
Consolidated Statements of Income	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Total interest income	$3,705	$3,535	$14,357	$13,656
Total interest expense	234	250	949	995
Net interest income	3,471	3,285	13,408	12,661
Provision for loan losses	216	81	430	249
Other income	742	690	2,974	2,761
Other expenses	3,043	2,915	12,276	11,682
Income before income taxes	954	979	3,676	3,491
Income tax expense	192	196	718	654
Net income	$762	$783	$2,958	$2,837
Basic earnings per share	$0.28	$0.29	$1.09	$1.05
Diluted earnings per share	$0.28	$0.29	$1.08	$1.05

Consolidated Statements of Financial Condition	June 30, 2015	June 30, 2014
Assets
Cash and cash equivalents	$10,544	$11,125
Certificates of deposit in other financial institutions	4,470	2,703
Securities, available-for-sale	137,144	126,393
Securities, held-to-maturity	3,655	3,000
Federal bank and other restricted stocks, at cost	1,396	1,396
Loans held for sale	462	559
Total loans	228,519	224,966
Less: allowance for loan losses	2,432	2,405
Net loans	226,087	222,561
Other assets	20,209	14,740
Total assets	$403,967	$382,477
Liabilities and Shareholders’ Equity
Deposits	$332,996	$313,897
Other interest-bearing liabilities	26,078	25,785
Other liabilities	3,427	2,592
Total liabilities	362,501	342,274
Shareholders’ equity	41,466	40,203
Total liabilities and shareholders’ equity	$403,967	$382,477

	At or For the Twelve Month Period Ended
Performance Ratios:	June 30, 2015	June 30, 2014
Return on Average Assets	0.75%	0.77%
Return on Average Equity	7.15	7.44
Average Equity to Average Assets	10.46	10.38
Net Interest Margin (Fully Tax Equivalent)	3.81	3.86

Market Data:
Book Value to Common Share	$15.18	$14.70
Dividends Paid per Common Share	0.48	0.48
Period End Common Shares	2,731,612	2,735,536

Asset Quality:
Net Charge-offs to Total Loans	0.18%	0.15%
Non-performing Assets to Total Assets	0.56	0.57
ALLL to Total Loans	1.06	1.07